UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
 TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported): April 2, 2018

PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	73-0618660 (I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas 77046
(Address of principal executive offices) (Zip code)
 (281) 406-2000
 (Registrant’s telephone number, including area code)
 Not Applicable
 (Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On April 2, 2018, Parker Drilling Company, a Delaware corporation (the “Company”), announced that its board of directors elected Jennifer F. Simons as Vice President, General Counsel and Secretary, effective April 2, 2018. With Ms. Simons’ appointment, Jon-Al Duplantier, Parker Drilling’s Senior Vice President, Chief Administrative Officer, General Counsel and Secretary will relinquish his responsibilities. Concurrent with Ms. Simons’ election, Mr. Duplantier was elected as the Company’s President, Rental Tools and Well Services.
From June 2016 until April 2018, Ms. Simons served as general manager of the Company’s Atlantic Canada division. From January 2014 until June 2016, Ms. Simons served as managing counsel for the company’s Arctic and Technical Services business units. From March 2013 until December 2013, she served as integration manager, and from February 2012 until March 2013 she served as senior counsel for the Company’s U.S. Rental Tools, U.S. Drilling, and corporate services departments, including Human Resources, HSE, and Supply Chain Management. In addition, from 2010 through 2016, Ms. Simons supported the Company’s board of directors and served as Assistant Secretary of the Company. Ms. Simons joined the Company in March 2010 as counsel. Prior to joining the Company, Ms. Simons represented energy, engineering, construction, and real estate clients at Chamberlain Hrdlicka White Williams & Martin, a national law firm headquartered in Houston. She received a juris doctor from University of Houston and a bachelor’s degree in Literature from University of Houston Clear Lake.
In connection with Ms. Simons’ appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Simons. Under the Employment Agreement, Ms. Simons will be paid an annual base salary of at least $285,000. The Employment Agreement has an initial term ending April 30, 2019, and the term will be automatically extended for successive one-year terms, unless notice that the term will not be extended is given by either Ms. Simons or the Company at least 60 days prior to the end of the term.
Pursuant to the Employment Agreement, either the Company or Ms. Simons will be able to terminate Ms. Simons’ employment at any time. The Employment Agreement provides that if the employment of Ms. Simons is terminated by the Company without cause or by Ms. Simons for good reason, Ms. Simons will receive, among other things, (1) 1.5 times the sum of her base salary and current annual incentive target incentive compensation, (2) a pro-rata incentive compensation award for the year of her termination, subject to actual achievement of performance goals, and (3) a cash payment intended to cover Ms. Simons’ costs for 18 months of health and dental coverage for herself and her covered dependents.
The Employment Agreement provides for compensation due to termination of employment during the term of the Employment Agreement within two years following a change in control. A “change in control” is generally defined to include the acquisition by a person of 50% or more of the Company’s common stock or voting power, specified changes in a majority of the board of directors of the Company, a merger resulting in existing stockholders of the Company having less than 50% of the voting power in the surviving company, the sale or liquidation of the Company and such other events as the board of directors of the Company determines constitute a change in control.
In the event of a change in control, the term of the Employment Agreement will be extended for a period of two years from the date of the change in control. If Ms. Simons’ employment is terminated within two years after the date of a Change in Control either by the Company without cause or by Ms. Simons for good reason, Ms. Simons will receive, among other things, (1) two times the sum of her base salary and current target annual incentive compensation, (2) a pro-rata incentive compensation award for the year of her termination, subject to actual achievement of performance goals, (3) a cash payment intended to cover Ms. Simons’ costs for 36 months of health and dental coverage for herself and her covered dependents, and (4) advancement of legal fees in limited circumstances.
In addition, the Employment Agreement has confidentiality, non-competition, non-recruitment and non-solicitation covenants during employment and for one year after any termination. The severance payments are subject to forfeiture if the non-competition, non-recruitment or non-solicitation covenants are violated or if the Company learns of facts that would have resulted in a termination for cause. Severance payments under the Employment Agreement are conditioned upon Ms. Simons’ timely execution of a waiver and release of claims against the Company and its affiliates, officers and directors.
In the event of a termination of Ms. Simons’ employment by the Company due to cause (which includes, among other things, conviction of a felony, fraud upon the Company, misappropriation of funds or property of the Company and violation of law), death, disability, or voluntary resignation without good reason, Ms. Simons will be entitled to receive only those payments and benefits that have accrued to her.
The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement dated April 2, 2018, which is filed as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement dated April 2, 2018 between Parker Drilling Company and Jennifer F. Simons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parker Drilling Company
Date:	April 3, 2018	By:	/s/Michael W. Sumruld
Michael W. Sumruld Senior Vice President and Chief Financial Officer